Exhibit 99.B(d)(29)

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT
SEI INSTITUTIONAL MANAGED TRUST

AGREEMENT made as of this 30th day of April, 2013 between SEI Investments Management Corporation (the “Adviser”) and Delaware Investment Fund Advisers (the “Sub-Adviser”), a series of Delaware Management Business Trust.

WHEREAS, SEI Institutional Managed Trust, a Massachusetts business trust (the “Trust”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated December 16, 1994, as amended (the “Advisory Agreement”) with the Trust, pursuant to which the Adviser acts as investment adviser to each series of the Trust set forth on Schedule A attached hereto (each a “Fund,” and collectively, the “Funds”), as such Schedule may be amended by mutual agreement of the parties hereto; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of the Fund, and the Sub-Adviser is willing to render such investment advisory services; and

WHEREAS, it is intended that the Sub-Adviser will provide such investment advisory services by making purchase or sale recommendations for the Assets of a Fund, with those recommendations executed as appropriate by the Adviser or other another sub-adviser to the Fund (the Adviser in such capacity and such other sub-adviser are individually and collectively referred to as the “Overlay Manager”);

WHEREAS, Delaware Management Company (“DMC”), a series of Delaware Management Business Trust (“DMBT”) , previously provided sub-advisory services to the Fund pursuant to the Sub-Advisory Agreement dated June 29, 2011 , between DMC, and the Adviser (the “Agreement”);

WHEREAS, DMC wishes to assign such sub-advisory services under the Agreement to Delaware Investment Fund Advisers; and

WHEREAS, Adviser and Delaware Investment Fund Advisers wish to amend and restate the Agreement due to such assignment;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Duties of the Sub-Adviser With Respect to a Model Portfolio. Subject to supervision by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of each Fund entrusted to it hereunder (the “Assets”) by recommending the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objectives, policies and restrictions as stated in each Fund’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)                                 The Sub-Adviser shall, in consultation with and subject to the direction of the Adviser, recommend from time to time what Assets should be purchased, retained or sold by the Fund.

(b)                                 In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Declaration of Trust (as defined herein) and the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)                                  To the extent applicable, the Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b), (5), (6), (7), (9), (10), and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.

The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of a Fund required by Rule 3 la-1 under the 1940 Act to the extent that such trades and other functions are performed by the Sub-Adviser. The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC. The Sub-Adviser agrees that all records that it maintains on behalf of a Fund are property of the Fund and the Sub-Adviser will surrender promptly to a Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(d)                                 The Assets of the Fund shall be held by the Fund’s custodian. The Sub-adviser shall at no time have custody or physical control of the Assets. In addition, the Sub-Adviser shall not be liable for any act or omission of the custodian.

(e)                                  The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not materially impair the services rendered to the Adviser or the Trust. The Adviser acknowledges that the Sub-Adviser performs investment advisory services for various other clients and, to the extent it is consistent with applicable law and the Sub-Adviser’s fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients which may differ from the advice given or the timing or nature of action taken for the Fund.

(f)                                   The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to materially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

(g)                        (i)                                            Except under the circumstances set forth in subsection (ii), the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in a Fund. The Sub-Adviser shall instruct the custodian and other parties providing services to a Fund to promptly forward misdirected proxies to the Adviser.

(ii)                                The Sub-Adviser hereby agrees that upon 60 days’ written notice from the Adviser, the Sub-Adviser shall assume responsibility for reviewing proxy solicitation materials and voting proxies in relation to the securities held as Assets in a Fund. As of the time as the Sub-Adviser shall assume such responsibilities with respect to proxies under this sub-section (ii), the Adviser shall instruct the custodian and other parties providing services to a Fund to promptly forward misdirected proxies to the Sub-Adviser.

(h)                                 In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to a Fund or a sub-adviser to a portfolio that is under common control with a Fund concerning the Assets, except as permitted by the policies and procedures of a Fund. The Sub-Adviser shall not provide investment advice to any assets of a Fund other than the Assets.

Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser’s control affiliates, partners, officers or employees.

2.                                      Additional Duties of the Sub-Adviser. In connection with its duty to recommend the purchase, retention and disposition of the Assets of the Fund, subject to the provisions of Section 1 of this Agreement, the Sub-Adviser shall also provide the following investment advisory services with respect to the Assets:

(a)

provide such recommendations with respect to the purchase, retention and disposition of the Assets of the Fund to the Overlay Manager in the form of a model portfolio or otherwise as appropriate (a “Model Portfolio”) at such times and in such manner as the Adviser requests. Sub-Adviser acknowledges that Sub-Adviser’s investment recommendations will be implemented by the Overlay Manager with only limited authority to vary from such recommendations.

(b)

review the composition of the Assets in the Model Portfolio developed by the Sub-Adviser in light of the Prospectus and any instructions or directions given by the Adviser, and promptly report to the Adviser in the event that the investments in the Model Portfolio do not fully comply with any of the foregoing;

(c)

while it is expected that the Overlay Manager will execute all transactions within the Fund, if the Overlay Manager is unable to execute a purchase transaction with respect to the Model Portfolio, or is unable to execute a sale transaction with respect to the Model Portfolio, then at the Adviser’s request, the Sub-Adviser will use best efforts to assist the Overlay Manager in executing such transaction in accordance with the terms of this Agreement.

(d)

with respect to the Assets, the Overlay Manager will determine the timing and the manner of executing transactions within the Fund pursuant to the Sub-Adviser’s Model Portfolio. The Sub-Adviser shall not be responsible for the timing or the manner of transactions executed by the Overlay Manager. The Sub-Adviser shall not be responsible for compliance violations or variations from the Prospectus or the Adviser’s instructions or directions that result from the manner in which the Overlay Manager either executes or fails to execute the Model Portfolio. The Adviser shall provide to the Sub-Adviser such reports or other information as the Sub-Adviser reasonably requests to assist the Sub-Adviser in providing the Sub-Adviser’s advisory services specified in this Agreement.

(e)

Sub-Adviser shall have no obligation to file with respect to the Assets any required reports with the SEC pursuant to Section 13(f) and Section 13(g) of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Such reports with respect to the Assets shall be filed by the Adviser or the Overlay Manager.

3.                                      Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust’s Declaration of Trust (as defined herein), the Prospectus, the instructions and directions of the Board of Trustees of the Trust to the extent communicated by the Adviser to the Sub-Adviser in writing, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

4.                                      Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:

(a)                                 The Trust’s Agreement and Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(b)                                 By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”); and

(c)                                  Prospectus of each Fund.

5.                                      Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement. [SENTENCES REDACTED].

6.                                      Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) to the extent caused by or otherwise directly related to the negligence, bad faith, willful misconduct or reckless disregard of the Sub-Adviser’s obligations under this

Agreement; provided, however, that the Sub-Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

The Adviser shall indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) to the extent caused by or otherwise directly related to the negligence, bad faith, willful misconduct or reckless disregard of the Adviser’s obligations under this Agreement; provided, however, that the Adviser’s obligation under this Paragraph 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

7.                                      Duration and Termination. This Agreement shall become effective upon approval by the Trust’s Board of Trustees and its execution by the parties hereto. Pursuant to the exemptive relief obtained in the SEC Order dated April 29, 1996, Investment Company Act Release No. 21921, approval of the Agreement by a majority of the outstanding voting securities of a Fund is not required, and the Sub-Adviser acknowledges that it and any other sub-adviser so selected and approved shall be without the protection (if any) accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to a Fund (a) by the Fund at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust. As used in this Paragraph 6, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

8.                                      Governing Law. This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

9.                                     Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

10.                               Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other

Party:

To the Adviser at:	SEI Investments Management Corporation One Freedom Valley Road Oaks, PA 19456 Attention: Legal Department

To the Sub-Adviser at	Delaware Investment Fund Advisers One Commerce Square 2005 Market Street Philadelphia, PA 19103 Attention: J. Scott Coleman, with a copy to the General Counsel at the same address

I.                              Non-Hire/Non-Solicitation. The Sub-Adviser hereby agrees that, so long as Sub-Adviser provides services to the Adviser or the Trust, the Sub-Adviser shall not for any reason solicit any investment advisory personnel employed by the Adviser, whether or not such person is a full-time employee or whether or not such person’s employment is pursuant to a written agreement or is at-will.

12.                               Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

In the event the terms of this Agreement are applicable to more than one portfolio of the Trust (for purposes of this Paragraph 12, each a “Fund”), the Adviser is entering into this Agreement with the Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered paragraph hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Adviser and Sub-Adviser for each such Fund. In the event that this Agreement is made applicable to any additional Funds by way of a Schedule executed subsequent to the date first indicated above, provisions of such Schedule shall be deemed to be incorporated into this Agreement as it relates to such Fund so that, for example, the execution date for purposes of Paragraph 7 of this Agreement with respect to such Fund shall be the execution date of the relevant Schedule.

13.                               Miscellaneous.

(a)

A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of a Fund or the Trust.

(b)

Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation		Delaware Investment Fund Advisers, a series of Delaware Management Business Trust

By:	/s/ Stephen Beinhacker	By:	/s/ Patrick P. Coyne

Name:	Stephen Beinhacker	Name:	Patrick P. Coyne

Title:	Vice President	Title:	President

SCHEDULE A
TO THE
SUB-ADVISORY AGREEMENT
BETWEEN
SEI INVESTMENTS MANAGEMENT CORPORATION
AND
DELAWARE INVESTMENT FUND ADVISERS,
A SERIES OF DELAWARE MANAGEMENT BUSINESS TRUST

AS OF APRIL 30, 2013

SEI INSTITUTIONAL MANAGED TRUST

Tax-Managed Large Cap Fund

SCHEDULE B
TO THE
SUB-ADVISORY AGREEMENT
BETWEEN
SEI INVESTMENTS MANAGEMENT CORPORATION
AND
DELAWARE INVESTMENTS FUND ADVISERS,
A SERIES OF DELAWARE MANAGEMENT BUSINESS TRUST

AS OF APRIL 30, 2013

Pursuant to Paragraph 5, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Delaware Investment Fund Advisers, a series of Delaware Management Business Trust

By:	/s/ Stephen Beinhacker	By:	/s/ Patrick P. Coyne

Name:	Stephen Beinhacker	Name:	Patrick P. Coyne

Title:	Vice President	Title:	President